UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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Republic First Bancorp, Inc.
(Name of Registrant as Specified in Its Charter)

DRIVER MANAGEMENT COMPANY LLC Driver Opportunity Partners I LP J. Abbott R. Cooper Peter B. Bartholow Pamela D. Bundy Richard H. Sinkfield III
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Republic First Bancorp, Inc., a Pennsylvania corporation (the “Company”).

On January 31, 2022, J. Abbott R. Cooper, Managing Member of Driver Management Company LLC, was quoted in the following article in the Philadelphia Business Journal:

George Norcross and Greg Braca buy up Republic First stock, want Braca to replace Vernon Hill as CEO

Philadelphia Business Journal

By Jeff Blumenthal

January 31, 2022

Already engaged in a proxy battle with one activist investor, Republic First Bancorp might be facing another from the powerful combination of South Jersey political kingpin George Norcross and former TD Bank U.S. CEO Greg Braca — who want to replace CEO Vernon Hill and change the bank’s overarching strategy.

Norcross and Braca sent a letter to the board of directors at Philadelphia-based Republic First (NASDAQ: FBBK) on Monday indicating that they are now the bank’s largest non-institutional, non-insider shareholders with 6.6% of outstanding common shares and that they intend to buy more.

The letter said that the bank’s stock performance and operating results have been poor for several years and that a reversal of fortune could come with a new strategy led by Braca, who was the CEO of TD Bank U.S. from June 2017 until Jan. 1, 2022, at which point he was succeeded by Leo Salom and took the newly created position of vice chair of TD Bank. Before serving as CEO of TD Bank U.S., Braca ran its New York City operations and was also CEO of General American Capital.

A spokesman for Norcross and Braca said Braca left TD on Friday.

Norcross and Braca's letter to the board said Braca would be “an outstanding candidate to be hired as CEO of the company. ... Mr. Braca is widely recognized for his leadership at one of the 10 largest U.S. banks and has been a leader in the industry for over 35 years. We would also suggest that shareholders would well receive any action the board might undertake to add additional independent directors and create a more diverse and independent board.”

The letter cites five specific initiatives that Norcross and Braca believe the board should consider adopting:

•	Expanding the company’s commercial business throughout the metropolitan New York and Philadelphia areas;
•	Increasing the company’s investment in its digital and financial technology capabilities;
•	Identifying steps that could be taken to rein in expenses (currently running well above industry norms) to drive positive operating leverage, while not adversely affecting service to the company’s customers and communities or its culture as an organization;
•	Ensuring that future deposit growth is accretive to earnings;
•	Making sure the company has in place the talent and resources needed to drive the board’s strategy.
•	In addition, the letter said Republic First should develop a new community investment plan that would make it a leader in major-minority and low- and moderate-income communities.

Norcross and Braca ended the letter by suggesting a meeting with the board or representatives of the board and passed along the name of their legal counsel, H. Rodgin Cohen or Mitch Eitel of New York’s Sullivan & Cromwell.

Dan Fee, a spokesman for Norcross and Braca, said the two would not have any further comment. Brian Tierney, a Republic First board member whose public relations firm handles media relations for the bank, said the bank would have a comment soon.

The letter sets up a potential battle of wills between two of South Jersey’s most powerful figures. Norcross is the executive chairman of insurance brokerage Conner Strong & Buckelew, chairman of the board of trustees for Cooper University Health Care System and a member of the Democratic National Committee who has been wielding his power in South Jersey politics for the better part of 20 years.

Hill arrived at Republic First in 2008 as an advisor and financial backer after he was removed as chairman and CEO of Cherry Hill-based Commerce Bank, which he founded in 1973 and grew to national prominence. Since then, Republic First has grown from $700 million in assets to $5.6 billion and increased its number of retail branches from eight to 33. In the process, Republic adopted many of Commerce’s retail-friendly strategies such as free checking, coin-counting machines, pet treats, and longer hours.

But some investors have complained that the bank’s fast-growth strategy cut into its stock and financial performance. Hill became chairman in 2016 and then CEO in 2021.

Hill and Norcross go way back. Hill appointed Norcross as CEO of Commerce Bank’s insurance business and Commerce used Parker McCay, the South Jersey law firm where Norcross' brother, Philip Norcross, practices, to handle legal work.

It is also ironic that Braca was CEO of TD Bank U.S., whose parent company bought Commerce after Hill’s ouster.

As for why Norcross and Braca are engaging in this effort right now, the latter said the facts of Republic First’s performance are “indisputable,” claiming the bank’s stock has “historically traded at the lowest ratio of price to tangible book value of all banks with $1 billion or more in assets, and this reflects both performance to date and the market's negative view of future prospects.”

Norcross and Braca said the root of the depressed stock performance over several years is directly attributable to weak operating results “including return on assets and return on capital of less than half that of its peers and efficiency ratios and cost of funds for its deposits running higher than industry norms. Collectively, these results over the last several years have been so poor as to suggest an immediate reevaluation of strategy.”

The news comes a week after Republic First postponed a controversial capital raise amid a proxy battle with another activist investor, Abbott Cooper of New York’s Driver Management Co. While announcing fourth-quarter earnings, the $5.6 billion-asset bank touted a strong fiscal performance in 2021 and its change of plans on the capital raise.

The change in strategy came three months after Republic First’s board of directors received letters from Cooper in late October and early November calling for the bank to shelve plans for a capital raise in favor of shrinking the balance sheet. He said raising capital now at the bank’s current valuation “to support undisciplined and ill-advised growth” would be a serious mistake and would dilute the value for existing shareholders if and when the bank sells.

Last month, Cooper announced his intention to nominate three independent board members to stand for election at the company’s annual meeting in the spring. Three of the eight Republic First board members are up for re-election this coming spring, including Hill.

Cooper said Monday that while he agrees with the issues raised by Norcross and Braca, he finds it interesting that the two did not start buying stock until mid-November, after Cooper made his complaints public.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Republic First Bancorp, Inc., a Pennsylvania Company (the “Company”).

DRIVER STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Driver Management Company LLC (“Driver Management”), Driver Opportunity Partners I LP (“Driver Opportunity”), J. Abbott R. Cooper, Peter B. Bartholow, Pamela D. Bundy and Richard H. Sinkfield III.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 694,353 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”). As of the date hereof, Driver Opportunity beneficially owns directly 340,496 shares of Common Stock, including 1,000 shares held in record name. As the investment advisor of certain managed accounts (the “Managed Accounts”), Driver Management may be deemed to beneficially own 334,925 shares of Common Stock (consisting of shares of Common Stock held in the Managed Accounts). Driver Management, as the general partner of Driver Opportunity, may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Driver Opportunity and held in the Managed Accounts. Mr. Cooper, as the Managing Member of Driver Management, may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Driver Opportunity and held in the Managed Accounts. As of the date hereof, Mr. Bartholow directly beneficially owns 6,000 shares of Common Stock. As of the date hereof, Ms. Bundy directly beneficially owns 10,000 shares of Common Stock. As of the date hereof, Mr. Sinkfield directly beneficially owns 2,932 shares of Common Stock.